Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                Computation of Earnings Per Share of Common Stock
                    Three-Year Period Ended December 31, 1998


                                        1998           1997            1996
                                        ----           ----            ----
BASIC EARNINGS

Earnings applicable to
common stock                        $ 8,343,734     $ 7,709,339     $ 5,036,693

Weighted average common
shares outstanding *                 14,098,491      13,854,304      11,605,091
                                    -----------     -----------     -----------

Basic earnings per share            $      0.59     $      0.56     $      0.43
                                    -----------     -----------     -----------
                                    -----------     -----------     -----------
DILUTED EARNINGS

Earnings applicable to
common stock                        $ 8,343,734     $ 7,709,339     $ 5,036,693

Weighted average common
shares outstanding *                 14,098,491      13,854,304      11,605,091

Assuming conversion
of option outstanding *                 650,859         976,119         890,231
                                    -----------     -----------     -----------
Weighted average common
shares outstanding, as adjusted      14,749,350      14,830,423      12,495,322
                                    -----------     -----------     -----------

Diluted earnings per share          $      0.57     $      0.52     $      0.40
                                    -----------     -----------     -----------
                                    -----------     -----------     -----------



*Adjusted for all stock splits, including the 5% stock dividend issued on March 1, 1999.



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